Exhibit 99.1

For Immediate Release

ReWalk Robotics Appoints Peter L. Wehrly to its Board of Directors

YOKNEAM ILIT, ISRAEL / MARLBOROUGH, MA, April 5, 2016 – (GLOBE NEWSWIRE) – ReWalk Robotics Ltd. (Nasdaq:RWLK) (“ReWalk” or the “Company”), the leading global exoskeleton developer and manufacturer, today announced that Peter L. Wehrly, a seasoned medical device industry veteran with over 25 years of experience and expertise, has been appointed to its Board of Directors, effective today.

“We are very pleased to welcome Pete to our board. His demonstrated success in delivering top line growth and operational efficiencies will be invaluable as we continue to expand our commercialization efforts for ReWalk’s exoskeleton technology,” said Larry Jasinski, Chief Executive Officer of ReWalk Robotics.

“As a strategic leader, Pete’s broad experience with public and private companies, start-ups and multi-billion dollar businesses will provide ReWalk with sage counsel as the Company continues to grow,” added Jeff Dykan, Chairman of the Board of Directors of ReWalk. “Pete’s extensive career in the medical device industry, as well as his global operational expertise will provide valuable insights as we look to expand our global footprint, and bring the hope of walking again within reach of more individuals around the world. Such outstanding executive leadership experience will add an important perspective to our board as we continue to position ReWalk for global commercial success.”

Pete Wehrly commented, “I am pleased to join ReWalk at this exciting time. I am proud to have the opportunity to apply my experience in multiple international regions to help ReWalk leverage the growing acceptance of its technology. With an increasing number of health plans and health systems worldwide recognizing the benefits of exoskeletons and supporting reimbursement, we have the opportunity to bring this technology to many more individuals worldwide. I look forward to working with the ReWalk management team and my colleagues on the Board of Directors to expand the reach of ReWalk exoskeletons around the world.”

From 2009 until 2015, Mr. Wehrly served in several senior roles at Covidien plc, including Group President of Developed Markets, and Group President of Respiratory & Monitoring Solutions and Vascular Therapies. Prior to joining Covidien, Mr. Wehrly served as President and CEO of the $3 billion Spinal, Biologics and Navigation Division at Medingo Youqneam in Israel. He also held senior executive-level roles at Medtronic Spinal & Biologics in Memphis, where he oversaw the successful global market expansion of its core spinal fusion therapies, minimal access technologies, motions sparing devices and biologic technologies. Before Medtronic, Mr. Wehrly spent 17 years at DePuy, a division of Johnson & Johnson, having served also as its Division President.

As a skilled executive, Mr. Wehrly headed regional strategies to gain regulatory approval and reimbursement for new technologies in Europe, Japan, Australia and New Zealand, the U.S. and Canada. He has been highly successful bringing new technologies to market, and securing profitable strategic alliances, product/technology licenses, buying group contracts, and distribution/research agreements. Mr. Wehrly drove triple-digit growth by consolidating business units in Western Europe, turned around underperforming operations, operationalized an Israel-based technical team, made high ROI capital investments, and consistently developed motivated, performance-based cultures. Having lived and run businesses in North America, Western Europe, Japan, Australia and New Zealand, Canada and Israel, Mr. Wehrly has directed diverse business functions on a global basis.

Mr. Wehrly, holds a Bachelor of Science in Management from Ball State University in Muncie, Indiana, is an active member of a number of community boards and has been a Director of Kyphon Inc. since 2007 and Non Linear Technologies Ltd. since 2012.

About ReWalk Robotics Ltd.

ReWalk Robotics Ltd. develops, manufactures and markets wearable robotic exoskeletons for individuals with spinal cord injury. ReWalk’s mission is to fundamentally change the quality of life for individuals with lower limb disability through the creation and development of market leading robotic technologies. Founded in 2001, ReWalk has headquarters in the US, Israel and Germany. For more information on the ReWalk systems, please visit www.rewalk.com.

ReWalk® is a registered trademark of ReWalk Robotics Ltd. in Israel.

Contact:

Lisa Wilson

In-Site Communications, Inc.

Investor Relations

T: (212) 452-2793

E: lwilson@insitecony.com

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